UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻ Preliminary Proxy Statement
◻ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧ Definitive Proxy Statement
◻ Definitive Additional Materials
◻ Soliciting Material under §240.14a-12

SIGILON THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

⌧	No fee required
◻	Fee paid previously with preliminary materials
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Sigilon Therapeutics, Inc.

100 Binney Street, Suite 600

Cambridge, MA 02142

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Sigilon Therapeutics, Inc. (the “Company” or “Sigilon”) will be held on May 26, 2022, at 8:00 a.m. Eastern Time, at Sigilon Therapeutics, Inc., 100 Binney Street, Suite 600, Cambridge, Massachusetts, for the purpose of considering and voting on the following two company-sponsored proposals:

1.	To elect Rogerio Vivaldi Coelho, M.D., John Cox and Kavita Patel, M.D., as Class II directors, each for a three-year term.
2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote FOR each of the nominees for Class II director (Proposal No. 1) and FOR ratification of the proposed independent registered public accounting firm (Proposal No. 2).

Each outstanding share of the Company’s common stock (Nasdaq: SGTX) entitles the holder of record at the close of business on April 7, 2022, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 100 Binney Street, Suite 600, Cambridge, Massachusetts, 02142, during ordinary business hours, from May 16, 2022 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Your vote is important. Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares by following the instructions in the Important Notice Regarding the Availability of Proxy Materials that you previously received by mail and submit your proxy by Internet, by telephone or, if you received written proxy materials, by signing, dating and returning a proxy card included in these materials in order to ensure the presence of a quorum. If you choose to attend the Annual Meeting, you may still vote your shares in person, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.

All stockholders are extended a cordial invitation to attend the meeting. We look forward to seeing you there. Thank you for your ongoing support of Sigilon Therapeutics, Inc.

By Order of the Board of Directors

Rogerio Vivaldi Coelho, M.D. President and Chief Executive Officer, Director April 14, 2022

Sigilon Therapeutics, Inc.

100 Binney Street, Suite 600

Cambridge, MA 02142

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, May 26, 2022 at 8:00 a.m. Eastern Time

This proxy statement, along with the accompanying Notice of 2022 Annual Meeting of Stockholders, contains information about the 2022 Annual Meeting of Stockholders of Sigilon Therapeutics, Inc., which we refer to as the Annual Meeting, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 8:00 a.m. Eastern Time at Sigilon Therapeutics, Inc., 100 Binney Street, Suite 600, Cambridge, Massachusetts. If you plan to attend the meeting, please bring a form of personal picture identification with you.

In this proxy statement, we refer to Sigilon Therapeutics, Inc. as “Sigilon,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about April 14, 2022, we made available this proxy statement and the Notice of 2022 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the proxy card and the Important Notice Regarding the Availability of Proxy Materials (the “Notice of Proxy Materials”) to all stockholders entitled to vote at the Annual Meeting. Although not part of this proxy statement, we have also made available with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”), which includes our financial statements for the fiscal year ended December 31, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2022

This proxy statement and our Annual Report are available for viewing, printing and downloading at www.edocumentview.com/SGTX.

Additionally, you can find a copy of our Annual Report on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Investors/ Media” section of our website at www.sigilon.com. You may also obtain a printed copy of our Annual Report, free of charge, by sending a written request to: Sigilon Therapeutics, Inc., 100 Binney Street, Suite 600, Cambridge, MA 02142, Attention: Secretary. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board of Directors of Sigilon Therapeutics, Inc. is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders to be held at 8:00 a.m. Eastern Time on May 26, 2022, at Sigilon Therapeutics, Inc., 100 Binney Street, Suite 600, Cambridge, Massachusetts, and any adjournments of the meeting, which we refer to as the Annual Meeting. The proxy statement along with the accompanying Notice of 2022 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of 2022 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 because you owned shares of Sigilon Therapeutics, Inc. common stock on the record date.

When were this proxy statement and the accompanying materials sent to stockholders?

On or about April 14, 2022, we began sending the Notice of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 7, 2022. Only stockholders who owned our common stock at the close of business on April 7, 2022 are entitled to vote at the Annual Meeting.

How many votes can be cast by all stockholders?

A total of 32,399,257 shares of common stock of the Company were outstanding on April 7, 2022 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

By Internet. Vote by Internet by going to the web address www.edocumentview.com/SGTX before the annual meeting and following the instructions for Internet voting on the Notice of Internet Availability or proxy card. Have the Notice of Internet Availability of Proxy Materials, which contains your control number, available when voting by Internet.

By Telephone. If you received written proxy materials by mail, by calling the toll-free number found on the proxy card.

By Mail. Vote by proxy card, if you have received written proxy materials by mail, by completing, signing, dating, and mailing your proxy card in the envelope provided. If you vote by Internet, please do not mail your proxy card. Your proxy will be voted in accordance with your instructions. If you sign and return a proxy but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors and according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

In Person at the Meeting. If you attend the meeting you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee), please follow the instructions you receive from them to vote your shares.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1:	FOR election of Rogerio Vivaldi Coelho, M.D., John Cox and Kavita Patel, M.D., as Class II directors.

Proposal 2:	FOR ratification of selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Who pays the cost for soliciting proxies?

Sigilon will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Sigilon may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for their services.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item?

Proposal 1: Elect Directors

For the election of the Class II director nominees, each director nominee presented must be elected by a majority of the votes cast. Director nominees are elected by a majority vote for uncontested director elections, and because the number of director nominees properly nominated does not exceed the number of positions on the Board of Directors to be filled by election, this election of directors is uncontested. If, as of a date that is fourteen (14) days in advance of the date the Company files its definitive proxy statement with the SEC, the number of persons properly nominated for election to the Board of Directors at such meeting exceeds the number of directors to be elected at such meeting, then the election of such directors shall be determined by a plurality of the votes cast. To elect a director nominee to the Board of Directors, a nominee for director shall be elected to the Board of Directors if the votes properly cast FOR such nominee’s election exceed the votes properly cast AGAINST such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes cast either FOR or AGAINST any director’s election). Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on this Proposal 1. We expect that Proposal 1 will be considered a non-routine matter. Therefore, brokerage firms will not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of our Independent Registered Public Accounting Firm

For the ratification of the selection of our independent registered public accounting firm for our 2022 fiscal year, the votes cast FOR must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the results of this vote. We expect that Proposal 2 will be considered a routine matter. Therefore, brokerage firms will have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. We therefore do not expect any broker non-votes on this proposal. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee of the Board of Directors will reconsider its selection.

A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers, banks or other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the election of each nominee for director (Proposal 1) will be a non-routine matter and that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 2) will be a routine matter.

If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Matthew Kowalsky, Secretary of the Company, at (617) 336-7540. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 7, 2022 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table below), and all directors and executive officers as a group.

Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after April 7, 2022 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of April 7, 2022, there were 32,399,257 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Sigilon Therapeutics, Inc., 100 Binney Street, Suite 600, Cambridge, MA 02142.

	Number of
	shares	Percentage of
	beneficially	shares beneficially
Name of beneficial owner	owned	owned
5% or greater stockholders:
Flagship Pioneering Funds(1)	10,370,369	32.0%
Eli Lilly and Company(2)	2,744,443	8.5%
Robert Langer, Sc.D.(3)	2,222,220	6.9%
Daniel Anderson, Ph.D.(4)	2,022,222	6.2%
Entities Affiliated with BlackRock, Inc.(5)	1,736,557	5.4%
Directors and Named Executive Officers:
Philip Ashton-Rickardt, Ph.D.	—	*	%
Rogerio Vivaldi Coelho, M.D.(6)	1,111,405	3.3%
Deya Corzo, M.D.**	23,329	*	%
May Orfali, M.D.	—	*	%
Devyn Smith, Ph.D.***	161,749	*	%
Douglas Cole, M.D.	—	*	%
John Cox(7)	63,887	*	%
Stephen Oesterle, M.D.(8)	64,443	*	%
Kavita Patel, M.D.(9)	24,307	*	%
Robert Ruffolo, Jr., Ph.D.(10)	57,693	*	%
Eric Shaff(11)	55,555	*	%
Brooke Story	—	*	%
All executive officers and directors as a group (12 persons)(12)	1,432,996	4.2%

*Represents beneficial ownership of less than one percent of our outstanding common stock.

**	Dr. Corzo resigned in August 2021.
***	Dr. Smith resigned in April 2021.
(1)

Based solely on information contained in the Schedule 13G filed with the SEC on February 16, 2021 reporting beneficial ownership of Flagship Ventures Fund V, L.P. (“Flagship Fund V”), Flagship Ventures Fund V General Partner LLC (“Flagship V GP”), Flagship Pioneering Special Opportunities Fund II, L.P. (“Flagship Opportunities Fund II”), Flagship Pioneering Special Opportunities Fund II General Partner LLC (“Opportunities Fund II GP”), Flagship Pioneering, Inc. (“Flagship Pioneering”) and Noubar B. Afeyan, Ph.D. (“Dr. Afeyan”). Flagship Fund V and Flagship V GP have shared voting power and shared dispositive power over 8,888,888 shares of our common stock. Flagship Opportunities Fund II, Opportunities Fund II GP and Flagship Pioneering have shared voting power and shared dispositive power over 1,481,481 shares of our common stock. Dr. Afeyan has shared voting power and shared dispositive power over 10,370,369 shares of our common stock.

(2)

Based solely on information contained in the Schedule 13G filed with the SEC on February 12, 2021 reporting beneficial ownership of Eli Lilly and Company. Eli Lilly and Company has sole voting power and sole dispositive power over 2,744,443 shares of our common stock.

(3)

Based on information obtained from Sigilon’s transfer agent records dated June 3, 2021. Includes 211,110 shares held by the Langer Family 2020 Trust, 8,523 shares held by the Samuel A. Langer 2014 Trust, 8,523 shares held by the Michael D. Langer 2014 Trust, and 8,523 shares held by the Susan K. Langer 2014 Trust.

(4)	Based on information obtained from Sigilon’s transfer agent records dated October 12, 2021.
(5)

Based solely on information contained in Schedule 13G filed with the SEC on February 4, 2022 reporting beneficial ownership of BlackRock, Inc. BlackRock, Inc. has sole voting power over 1,710,971 shares and sole dispositive power over 1,736,557 shares.

(6)	Includes options to purchase 1,084,444 shares of common stock that are exercisable within 60 days of April 7, 2022.
(7)

Includes options to purchase 41,667 shares of common stock that are exercisable within 60 days of April 7, 2022. Includes 4,444 shares held by the Cox Trust of 2013 Alena O Cox, 4,444 shares held by the Cox Trust of 2013 Amber F Cox, 4,444 shares held by the Cox Trust of 2013 Lucas C Cox, 4,444 shares held by the Cox Trust of 2013 John G Cox and 4,444 shares held by the John Gilbert Cox Living Trust.

(8)	Includes options to purchase 64,443 shares of common stock that are exercisable within 60 days of April 7, 2022.
(9)	Includes options to purchase 24,307 shares of common stock that are exercisable within 60 days of April 7, 2022.
(10)	Includes options to purchase 57,693 shares of common stock that are exercisable within 60 days of April 7, 2022.
(11)	Includes options to purchase 55,555 shares of common stock that are exercisable within 60 days of April 7, 2022.

(12)Includes options to purchase 1,378,476 shares of common stock that are exercisable within 60 days of April 7, 2022.

MANAGEMENT AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND STRUCTURE

Our certificate of incorporation states that the Board of Directors shall consist of not fewer than three and not more than fifteen members, and the precise number of directors shall be fixed by a resolution of the Board of Directors. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy in the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.

Our certificate of incorporation provides that the Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our restated certificate of incorporation and bylaws, our Class I directors will serve until the 2024 annual meeting of stockholders; our Class II directors who are re-elected at the 2022 annual meeting of stockholders will serve until the 2025 annual meeting of stockholders; and our Class III directors will serve until the 2023 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board among the three classes.

The Board of Directors is currently comprised of eight members. Below is a list of the names, ages as of April 7, 2022 and classification of the individuals who currently serve as our directors.

Name	Age	Position
Eric Shaff	46	Director (Class I)
Robert Ruffolo, Jr., Ph.D.	71	Director (Class I)
Rogerio Vivaldi Coelho, M.D.	58	Director (Class II); President and Chief Executive Officer
John Cox	59	Director (Class II)
Kavita Patel, M.D.	48	Director (Class II)
Douglas Cole, M.D.	61	Director (Class III)
Stephen Oesterle, M.D.	71	Director (Class III)
Brooke Story	50	Director (Class III)

DIRECTOR BIOGRAPHIES

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director.

CLASS II DIRECTOR NOMINEES

Rogerio Vivaldi Coelho, M.D., has served as our President and Chief Executive Officer and as a member of our Board of Directors since 2018. Prior to joining Sigilon, Dr. Vivaldi served as Executive Vice President and Chief Global Therapeutics Officer at Bioverativ Inc. from 2016 until it was acquired by Sanofi in 2018, and served as Chief Commercial Officer at Spark Therapeutics between 2014 and 2016. Before that he led Genzyme’s rare disease business as President of both the rare disease business and the renal & endocrine group, as well as Senior Vice President and General Manager of Genzyme’s Latin America Group during his 20-year tenure at Genzyme. Dr. Vivaldi serves on the Board of Directors of Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX). Dr. Vivaldi holds his medical degree from the Universidade do Rio de Janeiro. He completed a residency in endocrinology at the Universidade do Estado do Rio de Janeiro and a fellowship at Mount Sinai Hospital Center in New York in the department of genetics, focusing on Gaucher disease. Dr. Vivaldi holds an M.B.A. degree from COPPEAD, Universidade Federal do Rio de Janeiro. We believe that Dr. Vivaldi is qualified to serve on our Board of Directors based on his extensive experience in the pharmaceutical industry and his expansive knowledge of our company due to his role as our President and Chief Executive Officer.

John Cox has served as a member of our Board of Directors since 2019. Mr. Cox has served as the Chief Executive Officer of Repertoire Immune Medicines since 2019, and was formerly the Chief Executive Officer of Bioverativ Inc. from 2017 until 2019, which he built, grew, and led to a successful acquisition by Sanofi S.A. Previously, Mr. Cox was Executive Vice President, Global Commercial & Technical Operations at Biogen Inc. from 2016 until 2017, where he was a member of the leadership team and was globally responsible for all aspects of an $11 billion commercial operation, as well as technical development and all drug supply. Prior to that he served as Executive Vice President of Pharmaceutical Operations & Technology at Biogen Inc. from 2015 until 2016, in which capacity he oversaw the company’s production facilities, supply chain operations, technical development, quality and engineering across the globe. He also had responsibility for the creation of the company’s biosimilar business, including its successful commercialization in Europe. Mr. Cox holds an M.B.A. from the University of Michigan, an M.S. in cell biology from California State University and a B.S. in biology from Arizona State University. We believe that Mr. Cox is qualified to serve on our Board of Directors based on his experience in the pharmaceutical industry.

Kavita Patel, M.D., has served as a member of our Board of Directors since 2020. Dr. Kavita Patel is a practicing physician in Washington, D.C., and was a Nonresident Fellow at the Brookings Institution, where her research and reports focused on patient-centered care, payment and delivery systems and health reform. She previously served in the Obama Administration as Director of Policy for the Office of Intergovernmental Affairs and Public Engagement in the White House. She also served as a policy analyst and aide to the late Senator Edward Kennedy. As Deputy Staff Director on Health, she was part of the senior staff of the Health, Education, Labor and Pensions (HELP) Committee under Senator Kennedy’s leadership. Dr. Patel also served as the Managing Director of Clinical Transformation at the Center for Health Policy at the Brookings Institution and Vice President of Payer and Provider Strategy at Johns Hopkins Health System. Dr. Patel currently serves on the Board of Directors of SelectQuote, Inc. Dr. Patel serves on the board of several non-profit organizations, including Dignity Healthcare and SSM Healthcare. She earned her M.D. from the University of Texas Health Science Center and her M.P.H. from the University of California, Los Angeles. We believe that Dr. Patel is qualified to serve on our Board of Directors based on her extensive experience as a medical practitioner.

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING

Douglas Cole, M.D., has served as a member of our Board of Directors since 2016. Dr. Cole joined Flagship Pioneering, which conceives, creates, resources and develops first-in-category bioplatform companies, in 2001, and is currently a Managing Partner focused on life science investments. Dr. Cole currently serves on the Board of Directors of Denali Therapeutics, Foghorn Therapeutics, Sana Biotechnology and a number of private companies. In the past five years, Dr. Cole served on the boards of directors of Quanterix Corporation and Editas Medicine. Dr. Cole received his M.D. from the University of Pennsylvania School of Medicine and his B.A. in English from Dartmouth College. We believe that Dr. Cole is qualified to sit on our Board of Directors due to his substantial experience as an investor in emerging biopharmaceutical and life sciences companies, as well as his experience serving on the boards of directors of multiple public and private bioplatform companies.

Robert R. Ruffolo, Jr., Ph.D., has served as a member of our Board of Directors since 2016. He served as the President of Research and Development and as the Corporate Senior Vice President of Wyeth Pharmaceuticals from 2002 through 2008. In these roles, he managed an R&D organization of 9,000 scientists with an annual budget in excess of $3 billion. From 2000 to 2002 he served as an Executive Vice President at Wyeth Pharmaceuticals, where he was responsible for Pharmaceutical Research and Development. Prior to joining Wyeth Pharmaceuticals, Dr. Ruffolo spent 17 years at SmithKline Beecham Pharmaceuticals plc (now GlaxoSmithKline plc) where he was Senior Vice President and Director of Biological Sciences, Worldwide from 1984 to 2000. Before joining SmithKline Beecham Pharmaceuticals plc, Dr. Ruffolo spent six years at Eli Lilly and Company from 1978 to 1984 where he was a Senior Pharmacologist. Dr. Ruffolo currently serves on the boards of directors of Aridis Pharmaceuticals, Inc., Diffusion Pharmaceuticals, Inc. and several private companies. He received his B.S. in Pharmacy from The Ohio State University and his Ph.D. in Pharmacology from The Ohio State University. We believe that Dr. Ruffolo is qualified to serve as a member of our Board of Directors due to his extensive experience in the pharmaceutical industry and his technical and management expertise in product discovery and development.

Stephen Oesterle, M.D., has served as a member of our Board of Directors since 2016. Dr. Oesterle is a consultant, advising private equity and operating companies in the healthcare industry. From 2002 to 2015, he served as a member of the Executive Committee of Medtronic plc, a global medical technology, services and solutions company, and as Medtronic plc’s Senior Vice President, Medicine and Technology. Previously, he served as an Associate Professor of Medicine and Director of Invasive Cardiology Services at each of Massachusetts General Hospital from 1998 to 2002, Stanford University Medical Center from 1992 to 1998, and Georgetown University Medical Center from 1991 to 1992. Dr. Oesterle has served as a member of the Board of Directors of Baxter International Inc. since 2017, Peijia Medical Limited since 2020, and Paragon28 since 2021. He served as a director of REVA Medical, Inc. from February 2018 to May 2019 and HeartWare International, Inc. from January 2016 to November 2016, prior to Medtronic plc’s acquisition of HeartWare International, Inc. We believe that Mr. Oesterle is qualified to serve on our Board of Directors based on his extensive experience in the pharmaceutical industry as well as his experience serving on various public and private company boards.

Eric Shaff has served as a member of our Board of Directors since 2017. Mr. Shaff is President and Chief Executive Officer of Seres Therapeutics, Inc., a role that follows a series of leadership positions at Seres Therapeutics, Inc. beginning in 2015. Prior to Seres Therapeutics, Inc., Mr. Shaff worked at Momenta Pharmaceuticals, Inc. and Genzyme Corporation, where he served as global head of finance of Genzyme’s Rare Genetic Disease Division in addition to roles in corporate development and corporate Finance. Mr. Shaff has also worked in corporate finance at Pfizer Inc. and in investment banking with Broadview International LLC (now Jefferies Broadview). Mr. Shaff earned a B.A. from the University of Pennsylvania and holds an M.B.A. from the Johnson Graduate School of Management at Cornell University. We believe that Mr. Shaff is qualified to serve on our Board of Directors based on his extensive experience and executive leadership roles in the pharmaceutical industry.

Brooke Story has served as a member of our board of directors since 2021. Currently, Ms. Story serves as President of BD Integrated Diagnostic Solutions, where she is responsible for driving global strategic, operational and commercial performance and customer experience across a portfolio of diagnostic solutions. Prior to joining BD, she served in roles of increasing responsibility at Medtronic for a period of more than fifteen years. Most recently, she served as President of Pelvic Health and Gastric Therapies at Medtronic from December 2018 to March 2021. She also held leadership roles in sales and marketing within Medtronic’s Restorative Therapies Group from 2016 to 2018. She received a number of awards for her efforts to bring new technologies and therapies to market while at Medtronic, including the Wallin Award and Star of Excellence. She also served as a Board observer for an early stage device company and chair of Medtronic’s African Descent Network, an organization responsible for supporting Medtronic’s mission driven goals of increasing inclusion and diverse representation in leadership. Ms. Story holds an M.B.A. from the University of Michigan and a B.S. in industrial engineering from the University of Tennessee. We believe that Ms. Story is qualified to serve as a member of our Board of Directors due to her experience in the life sciences industry and her operating and financial expertise.

Director Independence

Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our Board of Directors. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominating and corporate governance committee comprised solely of independent directors. Under the rules of the Nasdaq Stock Market, a director will only qualify as “independent” if, in the opinion of that company's Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined under Nasdaq Stock Market and the rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of our directors, with the exception of Dr. Vivaldi, is an “independent director” as defined under applicable rules of the Nasdaq Stock Market. In addition, all members of our audit committee satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and all members of our compensation committee satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and are “non-employee directors” as defined in Section 16b-3 of the Exchange Act. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Dr. Vivaldi is not an independent director under these rules because he is our President and Chief Executive Officer.

Board Membership Criteria and Diversity

Our Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors criteria for membership on the Board of Directors and, consistent with those criteria, recommending to the Board of Directors director candidates and nominees for the next annual meeting of stockholders taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board of Directors. As reflected in our Corporate Governance Guidelines, it is the policy of the Board of Directors that all directors should possess high standards of personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. The Board of Directors believes that each director should possess the requisite ability, judgment and experience to oversee the Company’s business, and should contribute to the overall diversity of the Board of Directors. The Board of Directors considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company’s current and anticipated future needs. The nominating and corporate governance committee does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws.

Based upon responses to questionnaires received from each of our directors with respect to diversity, the Company’s Board of Directors is currently comprised of individuals from the following diverse backgrounds:

Board Diversity Matrix (As of April 7, 2022
Total Number of Directors	8
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	-	-
Part II: Demographic Background
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	-	-	-
Hispanic or Latinx	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	3	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did not Disclose Demographic Background	2

Board Meetings and Attendance

The Board of Directors held six meetings during the year ended December 31, 2021. Each of the directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2021 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party).

While we do not have a formal policy regarding director attendance at the annual meeting of stockholders, we expect our Board members to prepare for, attend and participate in all Board and applicable committee meetings, including by means of remote communication.

Board of Directors Leadership Structure

Our current Board leadership structure separates the positions of Chief Executive Officer and Chairperson of the Board of Directors, although we do not have a corporate policy requiring that structure, and the Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of the Chairperson and the Chief Executive Officer based on the then-current circumstances. The Board believes that this separation is appropriate for the organization at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our Chief Executive Officer, who is also a member of our Board of Directors, is primarily responsible for our operations and strategic direction, while our Board Chairperson, who is an independent member of the Board, is primarily focused on matters pertaining to corporate governance, including management oversight, and strategic guidance. While the Board believes that this is the most appropriate structure at this time, the Nominating and Corporate Governance Committee evaluates the Board leadership structure from time to time, and may recommend alterations of this structure in the future.

The Board of Directors’ Role in Risk Oversight

The Board of Directors plays an important role in risk oversight at Sigilon through direct decision-making authority with respect to significant matters, as well as through the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that Sigilon faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of Sigilon’s business by the Audit, Compensation and Nominating and Corporate Governance Committees, and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting Sigilon to the attention of the Board of Directors.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management and Sigilon’s independent registered public accounting firm, Sigilon’s system of its critical accounting practices, and policies relating to risk assessment and management. As part of this process, the Audit Committee discusses Sigilon’s major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding accounting, internal accounting controls, auditing and compliance matters.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Sigilon’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

BOARD COMMITTEES

The Board of Directors has a standing Audit, Compensation and Nominating and Corporate Governance Committee. Each our Audit Committee, Compensation Committee and Nominating and Corporate Governance

Committee is comprised solely of independent directors, and is described more fully below. Each committee operates pursuant to a written charter and each reviews and assesses the adequacy of its charter periodically and submits its charter to the Board for approval. The charters for each committee are all available on our website (www.sigilon.com) under the “Investors/Media” section.

The following table describes which directors currently serve on each of the Board of Directors’ committees.

Nominating and
Corporate
	Governance	Compensation	Audit
Name	Committee	Committee	Committee
Rogerio Vivaldi Coelho, M.D.(1)
Douglas Cole, M.D.	X(2)	X(2)
John Cox(1)		X
Stephen Oesterle, M.D.	X		X
Kavita Patel, M.D.(1)	X
Robert Ruffolo, Jr., PhD.		X
Eric Shaff			X(2)
Brooke Story			X
(1)	Nominated for re-election at the 2022 annual meeting of stockholders. See Proposal 1.
(2)	Chair of the committee.

Audit Committee

Our Audit Committee is composed of Stephen Oesterle, M.D., Eric Shaff and Brooke Story, with Mr. Shaff serving as Chair of the committee. Dr. Cole resigned from our Audit Committee in June 2021. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. The Board of Directors has determined that Eric Shaff is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission, or SEC, regulations and applicable listing standards of Nasdaq. The Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and evaluating the qualifications, performance and independence of, our independent registered public accounting firm;
●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, and pre-approving all audit and permitted non-audit services to be performed by our independent registered public accounting firm;
●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures, including earnings releases;
●	discussing with our independent registered public accounting firm critical audit matters and related disclosures, as applicable;
●	reviewing and discussing with management and our independent registered accounting firm critical audit matters and related disclosures, as applicable;
●	coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, procedures for complaints and legal and regulatory matters;
●	discussing our risk management policies with management;
●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
●	meeting independently with our independent registered public accounting firm and management;
●	reviewing and approving any related person transactions;

●	overseeing our guidelines and policies governing risk assessment and risk management;
●	overseeing the integrity of our information technology systems, process and data;
●	preparing the audit committee report required by SEC rules;
●	reviewing and assessing, at least annually, the adequacy of the Audit Committee’s charter; and
●	performing, at least annually, an evaluation of the performance of the Audit Committee.

During the year ended December 31, 2021, the Audit Committee met five times. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Douglas Cole, M.D., Stephen Oesterle, M.D., and Kavita Patel, M.D., with Dr. Cole serving as Chair of the committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become members of our Board of Directors consistent with criteria approved by the board and receiving nominations for such qualified individuals;
●	recommending to our Board of Directors the persons to be nominated for election as directors and to each committee of the board;
●	considering and, if appropriate, establishing a policy under which our stockholders may recommend a candidate to the nominating and corporate governance committee for consideration for nomination as a director;
●	reviewing and recommending committee slates on an annual basis;
●	recommending to our Board of Directors qualified candidates to fill vacancies on our Board of Directors;
●	developing and recommending to our Board of Directors a set of corporate governance guidelines applicable to us and reviewing the guidelines on at least an annual basis;
●	reviewing and making recommendations to our board with respect to the functions, duties and composition of the board committees;
●	reviewing, in concert with our Board of Directors, our policies with respect to significant issues of corporate public responsibility;
●	making recommendations to our Board of Directors processes for annual evaluations of the performance of our Board of Directors and committees of our Board of Directors;
●	overseeing the process for annual evaluations of our Board of Directors and committees of our Board of Directors;
●	considering and reporting to our Board of Directors any questions of possible conflicts of interest of members of our Board of Directors;
●	providing new director orientation and continuing education for existing directors on a periodic basis;
●	reviewing and assessing, at least annually, the adequacy of the nominating and corporate governance committee’s charter; and
●	performing, on an annual basis, an evaluation of the performance of the nominating and corporate governance committee.

During the year ended December 31, 2021, the Nominating and Corporate Governance Committee met one time.

Compensation Committee

Our Compensation Committee is composed of Douglas Cole, M.D., Robert Ruffolo, Jr., Ph.D. and John Cox, with Dr. Cole serving as Chair of the committee. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under the applicable listing standards of Nasdaq and meets the independence criteria set forth in Rule 10C-1 under the Exchange Act. The Compensation Committee’s responsibilities include:

●	oversee management’s plans for succession to senior management positions;
●	reviewing our overall compensation strategy, including base salary, incentive compensation and equity-based grants;
●	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other senior officers;
●	recommending to our Board of Directors the compensation of our chief executive officer and other senior officers;
●	reviewing and making recommendations to the Board of Directors with respect to director compensation;
●	overseeing and administering our cash and equity incentive plans;
●	reviewing, considering and selecting, to the extent determined to be advisable, a peer group of appropriate companies for purposing of benchmarking and analysis of compensation for our executive officers and directors;
●	reviewing and approving all employment contract and other compensation, severance and change-in-control arrangements for our senior officers;
●	recommending to our Board of Directors any stock ownership guidelines for our chief executive officer, other senior officers and non-employee directors;
●	retaining, appointing or obtaining advice of a compensation consultant, legal counsel or other advisor and determining the compensation and independence of such consultant or advisor;
●	preparing, if required, the compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with the proxy rules;
●	monitoring our compliance with the requirements of Sarbanes-Oxley relating to loans to directors and officers;
●	overseeing our compliance with applicable SEC rules regarding stockholder approval of certain executive compensation matters;
●	reviewing the risks associated with our compensation policies and practices;
●	reviewing and assessing, at least annually, the adequacy of the compensation committee’s charter; and
●	performing, on an annual basis, an evaluation of the performance of the compensation committee.

Pursuant to its charter, the Compensation Committee has the authority to delegate any of its responsibilities to subcommittees and has the authority to delegate to the Chief Executive Officer the determination of compensation to employees other than senior officers under approved compensation programs to the maximum extent permitted by applicable law. During the year ended December 31, 2021, the Compensation Committee met four times.

Compensation Consultant

The Compensation Committee has engaged Pay Governance, as its independent compensation consultant. Pay Governance provides analysis and recommendations to the Compensation Committee regarding:

●	trends and emerging topics with respect to executive compensation;
●	compensation programs for our executive officers, directors and employees; and
●	stock utilization and related metrics.

When requested, Pay Governance consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation related matters are discussed without the presence of management. Pay Governance reports to the Compensation Committee and not to management, although Pay Governance meets with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Pay Governance, the Compensation Committee considered the independence of Pay Governance, taking into consideration relevant factors, including the absence of other services provided to the Company by Pay Governance, the amount of fees the Company paid to Pay Governance as a percentage of Pay Governance’s total revenue, the policies and procedures of Pay Governance that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Pay Governance with any executive officer of the Company, any business or personal relationship the individual compensation advisors employed by Pay Governance have with any member of the Compensation Committee, and any stock of the Company owned by Pay Governance or the individual compensation advisors employed by Pay Governance. The Compensation Committee has determined, based on its analysis and in light of all relevant factors, including the factors listed above, that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Pay Governance is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including our Chief Executive Officer and President and our Chief Financial Officer. A copy of our Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.sigilon.com and going to the “Corporate Governance” tab under the “Investors/Media” section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office. We intend to post on our website any amendment to, or waiver under, a provision of the Code of Business Conduct and Ethics that applies to our directors and certain of our executive officers within four business days following the date of such amendment or waiver.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at www.sigilon.com and going to the “Corporate Governance” tab under the “Investors/Media” section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office.

Policy Against Hedging Stock

Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other shareholders.

EXECUTIVE OFFICERS

Below is a list of the names, ages and positions, and a brief account of the business experience of the individuals who serve as our executive officers as of the date of this Proxy Statement.

Name	Age	Position
Rogerio Vivaldi Coelho, M.D.	58	Chief Executive Officer and President; Director (Class II)
Philip Ashton-Rickardt, Ph.D	58	Chief Scientific Officer
May Orfali, M.D.	54	Chief Medical Officer
Josias Pontes	56	Acting Chief Financial Officer and Treasurer
Qing Sarah Yuan, Ph.D.	51	Chief Technical Operations Officer

EXECUTIVE OFFICER BIOGRAPHIES

Rogerio Vivaldi Coelho, M.D.’s biography is included under “Director Biographies” above.

Philip Asthon-Rickardt, Ph.D., has served as our Chief Scientific Officer since 2021. Previously, Dr. Ashton-Rickardt served as Senior Vice President for Immunology at AZTherapies, Inc., where he was responsible for preclinical development of cell therapies, biologic and small molecule platform technologies to treat neurodegenerative diseases. Dr. Ashton-Rickardt joined AZTherapies in 2019 in connection with its acquisition of Smith Therapeutics, a private company founded by Dr. Ashton-Rickardt to develop a cutting-edge technology platform that he invented using modified T cells to restore a healthy balance of inflammatory and regulatory cells in the brain. Prior to launching Smith Therapeutics in 2017, Dr. Ashton-Rickardt was Chair in Immunology at Imperial College London, Visiting Professor, Brigham and Women’s Hospital, Harvard Medical School, and Associate Professor in the Department of Pathology at the University of Chicago. His work has been recognized by his peers through the award of tenure from The University of Chicago and by his fellow citizens as a recipient of the Early Career Award for Scientists and Engineers from President Bill Clinton. He has published more than 65 peer-reviewed papers in more than 30 academic journals (including Cell, Science, Immunity, and Nature Immunology), has served as an editor for several academic journals, and has been a member of grant review boards globally. Dr. Ashton-Rickardt earned a B.Sc. in Biochemistry from the University of London, King’s College and a Ph.D. in Molecular Biology from the University of Edinburgh.

May Orfali, M.D., brings more than 25 years of expertise in clinical development and medical affairs to her role as Chief Medical Officer at Sigilon. Prior to joining Sigilon, from 2018 to 2021, Dr. Orfali served as President at Rare Disease & Oncology Consulting, LLC, where she assisted a number of life science companies and worked closely with the clinical and medical affairs teams. Prior to that, in 2018, she was the Chief Medical Officer at CANbridge Life Sciences where she led the clinical development and medical affairs group, focused on progressing Phase 1 and Phase 2 oncology assets in glioblastoma multiforme and esophageal cancer, filing NDA for neratinib in China in adjuvant and metastatic breast cancer therapy, in addition to leading medical review of business development opportunities in rare disease space. Prior to that, she served in roles of increasing responsibility at Pfizer, Inc. for a period of more than eight years. During her tenure Dr. Orfali was responsible for patient-focused drug development across multiple rare disease assets in hematology, sickle cell disease, hemophilia, endocrinology, gene therapy and TTR-amyloidosis. She also held clinical leadership positions at Wyeth Pharmaceutical Company, Artisan Pharma, Inc., Aeris Therapeutics, and Women’s Health Group at Boston Scientific Corporation. Dr. Orfali holds a medical degree from the University of Baghdad and a Pharmaceutical Master of Business Administration from Cambridge University. She completed her Fellowship in Pediatric Oncology/Hematology at Massachusetts General Hospital and Children’s Hospital and practiced medicine and conducted clinical research in medical oncology at Dana Farber Cancer research Institute.

Josias Pontes has served as the Company’s Senior Vice President, Acting Chief Financial Officer and Treasurer since February 2022 and previously served as the Company's Vice President, Head of Finance since November 2019. Prior to joining the Company, Mr. Pontes was Senior Director, Financial Planning and Analysis at Zafgen, Inc., a biotechnology company, from December 2017 to August 2019. From 2016 to 2018, Mr. Pontes served as Senior Director, Accounting Reporting and Consolidation and Financial Planning and Analysis at Juniper Pharmaceuticals, Inc.

Mr. Pontes also worked in various finance roles of increasing responsibility at Genzyme, most recently serving as the Senior Director of Finance and Controller of the Rare Diseases business unit. He holds an M.B.A. from Ohio University and a B.A. in Accounting from the FECAP University in Sao Paulo, Brazil.

Qing Sarah Yuan, Ph.D., has served as the Company’s Chief Technical Operations Officer since March 2022. Dr. Yuan brings more than 20 years of experience in process development, manufacturing sciences and CMC strategies from a broad range of leading biopharmaceutical companies. Prior to joining Sigilon, from November 2021 to March 2022, Dr. Yuan served as Vice President of Process and Analytical Development at 2seventy bio, the oncology spinoff of bluebird bio, Inc. From July 2019 to November 2021, she held a similar role at bluebird bio. Prior to that, Dr. Yuan led the External Manufacturing Organization for the Rare Blood Disorders Franchise at Sanofi for a period of four months following its acquisition of Bioverativ. From 2017 to 2019, she served as the Head of Technical Development and Manufacturing Sciences at Bioverativ. Earlier in her career, Dr. Yuan held various roles with increasing responsibilities in Biogen’s Manufacturing Sciences department, led Process Development at Agenus, and spent several years developing novel resins and membranes at Millipore. She holds a Ph.D. in Chemical Engineering from University of Wisconsin, Madison, and a B.S. in Chemical Engineering from University of California at Berkeley.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive and director compensation

This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer, our next two most highly compensated executive officers who were serving as executive officers as of December 31, 2021 and our two most highly compensated executive officers during the fiscal year ended December 31, 2021 who were not serving as executive officers as of December 31, 2021. We refer to these individuals as our named executive officers. Our named executive officers are:

●	Rogerio Vivaldi Coelho, M.D., our President and Chief Executive Officer;
●	Philip Ashton-Rickardt, Ph.D., our Chief Scientific Officer;
●	May Orfali, M.D., our Chief Medical Officer;
●	Deya Corzo, M.D., our former Chief Medical Officer; and,
●	Devyn Smith, Ph.D., our former Chief Operating Officer.

Summary compensation table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for the fiscal years ended December 31, 2021 and December 31, 2020:

						Nonequity
				Option	Option	incentive plan	All other
		Salary	Bonus	awards	awards	compensation	compensation	Total
Name and principal position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Rogerio Vivaldi Coelho, M.D.	2021	578,200	—	266,000	5,348,253	159,005	8,700	6,360,158
President and Chief Executive Officer	2020	527,695	—	—	7,293	266,127	8,550	809,665
Philip Ashton-Rickardt, Ph.D. (6)	2021	219,697	—	—	645,214	44,055	—	908,966
Chief Scientific Officer
May Orfali, M.D. (7)	2021	43,182	—	—	169,970	—	35,200	248,352
Chief Medical Officer
Deya Corzo, M.D. (8)	2021	269,719	—	—	1,472,813	—	145,885	1,888,417
Former Chief Medical Officer	2020	359,993	—	—	7,293	127,729	8,550	503,565
Devyn Smith, Ph.D. (9)	2021	141,265	50,000	—	2,540,715	—	22,012	2,753,992
Former Chief Operating Officer	2020	388,224	50,000	—	297,840	152,198	8,550	896,812
(1)	Amount reported for Dr. Smith represents a retention bonus consisting of two $50,000 payments paid to him in 2021 and 2020.
(2)

The amounts reported in this column represent the aggregate grant date fair value of restricted stock units granted to Dr. Vivaldi in fiscal year 2021, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used in the valuation of this award are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for 2021.

(3)

The amounts reported in this column represent the aggregate grant date fair value of options to purchase our common stock granted to Drs. Vivaldi, Ashton-Rickardt, Orfali, Corzo and Smith in fiscal years 2021 and/or 2020, as applicable, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used in the valuation of these awards are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for 2021.

(4)

Amounts reported represent each named executive officer’s annual bonus earned with respect to fiscal years 2021 and 2020 based on the attainment of corporate performance goals as described below under “2021 Base salary and annual bonus”.

(5)

Amounts reported for 2021 for each of Drs. Vivaldi, Corzo and Smith represent employer matching contributions to our 401(k) plan of $8,700. Amounts reported for 2021 for Dr. Corzo also include severance payments of $107,888, COBRA reimbursement of $8,548 and payment for accrued but unused vacation of $20,749. Amounts reported for 2021 for Dr. Smith also include payment for accrued but unused vacation of $12,712 and consulting fees of $600. The amount reported for 2021 for Dr. Orfali includes consulting fees of $35,200.

(6)	Dr. Ashton-Rickardt commenced employment with us on June 14, 2021.
(7)	Dr. Orfali commenced employment with us on November 29, 2021.
(8)	Dr. Corzo resigned from employment with us effective August 13, 2021.
(9)	Dr. Smith resigned from employment with us effective April 26, 2021.

Overview

Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them to achieve key performance goals, and to align their interests with the interests of our shareholders. The Compensation Committee is generally responsible for determining the compensation of our executive officers. Our Chief

Executive Officer made recommendations to the Compensation Committee about the compensation of his direct reports in respect of fiscal year 2021, including the named executive officers (other than himself).

In 2021, the Compensation Committee engaged Pay Governance, an independent compensation consulting firm, to assist it in evaluating the Company’s executive and director compensation practices, including program design, identification of an appropriate peer group for compensation comparison purposes and providing pay benchmarking data. Prior to engaging Pay Governance, the Compensation Committee assessed the independence of Pay Governance from management and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered under applicable stock exchange rules, satisfied itself that no relationships exist that would create a conflict of interest or that would compromise Pay Governance’s independence.

2021 Base salary and annual bonus

The letter agreement with each named executive officer, described below, establishes a base salary for such officer, which was determined at the time that the named executive officer commenced employment with us. For fiscal year 2021, the base salary for each of Drs. Vivaldi, Ashton-Rickardt, Orfali, Corzo and Smith was $578,200, $400,000, $475,000, $431,550 and $443,975 respectively.

With respect to fiscal year 2021, each of Drs. Vivaldi, Ashton-Rickardt, Corzo and Smith was eligible to receive an annual bonus, with the target amount of such bonus for each named executive officer initially set forth in his letter agreement with us, described below. For fiscal year 2021, the target bonus amounts, expressed as a percentage of base salary, for each of Drs. Vivaldi, Ashton-Rickardt, Corzo and Smith were as follows: 55%, 40%, 40% and 40%, respectively. Annual bonuses for fiscal year 2021 for our named executive officers were based on the attainment of corporate performance goals as determined by the Compensation Committee. The corporate performance goals for 2021 were generally related to clinical, regulatory, pipeline, platform, financing and business development objectives of the Company. For 2021, the corporate performance goals were partially met resulting in a corporate performance score of 50% of target. Each named executive officer who was employed with us on December 31, 2021 and eligible to receive an annual bonus received a 2021 annual bonus as follows: Dr. Vivaldi, $159,005 and Dr. Ashton-Rickardt, $44,055 (pro-rated to reflect Dr. Ashton-Rickardt’s partial year of employment with us). Dr. Orfali, who commenced employment with us in November 2021, was not eligible for a 2021 annual bonus.

Agreements with our named executive officers

Each of our named executive officers is party to a letter agreement with us that sets forth the terms and conditions of his employment with us. The material terms of the agreements are described below.

Dr. Vivaldi. We entered into a letter agreement with Dr. Vivaldi that provides for an initial base salary of $500,000 per year and a target annual bonus equal to 50% of his annual base salary (each of which has subsequently been increased), with the actual amount of the bonus earned determined by the Board of Directors or the Compensation Committee based on the achievement of specific milestones or performance criteria established by the Board of Directors or the Compensation Committee.

Dr. Vivaldi also entered into an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement under which he has agreed not to compete with us or solicit our employees, consultants, customers or suppliers during employment and for one year following his termination of employment and has agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Dr. Ashton-Rickardt. We entered into a letter agreement with Dr. Ashton-Rickardt that provides for an initial base salary of $400,000 per year and a target annual bonus equal to 40% of his annual base salary, with the actual amount of the bonus earned determined by the Board of Directors or the Compensation Committee based on the achievement of specific milestones or performance criteria established by the Board of Directors or the Compensation Committee.

Dr. Ashton-Rickardt also entered into an Employee Non-Solicitation, Confidentiality and Assignment Agreement and an Employee Non-Competition Agreement under which he has agreed not to compete with us or solicit our employees, consultants, customers or suppliers during employment and for one year following his termination of employment and has agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Dr. Orfali. We entered into a letter agreement with Dr. Orfali that provides for an initial base salary of $475,000 per year and a target annual bonus equal to 40% of her annual base salary, with the actual amount of the bonus determined by the Board of Directors or the Compensation Committee based on the achievement of specific milestones or performance criteria established by the Board of Directors or the Compensation Committee.

Dr. Orfali also entered into an Employee Non-Solicitation, Confidentiality and Assignment Agreement and an Employee Non-Competition Agreement under which she has agreed not to compete with us or solicit our employees, consultants, customers or suppliers during employment and for one year following her termination of employment and has agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Prior to the commencement of her employment with us in November 2021, Dr. Orfali was party to a consulting agreement with us pursuant to which she received a fee of $400 per hour for consulting and advisory services related to the clinical development and regulatory path of our product candidates.

Dr. Corzo. Prior to her termination of employment, we had been party to a letter agreement with Dr. Corzo that provided for an initial base salary of $330,000 per year and a target annual bonus equal to 30% of her annual base salary (each of which has subsequently been increased), with the actual amount of the bonus earned determined by the Board of Directors or the Compensation Committee based on the achievement of specific milestones or performance criteria established by the Board of Directors or the Compensation Committee.

In connection with her termination of employment, Dr. Corzo entered into a separation agreement pursuant to which she received three months’ base salary continuation and payment of COBRA premiums through December 31, 2021. All unvested equity awards held by Dr. Corzo as of the termination of her employment were terminated as of that date.

Dr. Smith. Prior to his termination of employment, we had been party to a letter agreement with Dr. Smith that provided for an initial base salary of $300,000 per year and a target annual bonus of 30% of his annual base salary (each of which was subsequently increased), with the actual amount of the bonus earned determined by the Board of Directors or the Compensation Committee based on the achievement of specific milestones or performance criteria established by the Board of Directors or the Compensation Committee.

Dr. Smith also entered into an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement under which he has agreed not to compete with us or solicit our employees, consultants, customers or suppliers during employment and for one year following his termination of employment and has agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Dr. Smith did not receive any severance payments or benefits in connection with the termination of his employment. We entered into a consulting agreement with Dr. Smith, effective April 26, 2021, pursuant to which he agreed to provide certain transition-related services to us through May 31, 2021. The consulting agreement provided for a consulting fee of $100 per hour and for continued vesting of Dr. Smith’s unvested options through May 31, 2021. Upon the termination of the consulting agreement, all unvested equity awards held by Dr. Smith were terminated. Dr. Smith’s consulting agreement also contains a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Severance and change of control payments and benefits

In lieu of any severance benefits provided under our letter agreements with our named executive officers, each of our named executive officers is entitled to receive severance benefits under our Severance and Change in Control

Policy, as amended. The terms “cause,” “good reason” and “change in control” referred to below are defined in our Severance and Change in Control Policy.

Dr. Vivaldi. If Dr. Vivaldi’s employment is terminated by us without cause outside of a change in control, he will be entitled to receive (i) continued payment of his then-current base salary for a period of 12 months following termination and (ii) payment of COBRA premiums following his termination for up to 12 months, or, if earlier, until the date on which Dr. Vivaldi’s COBRA coverage terminates or he ceases to be eligible for such coverage for any reason (including upon becoming eligible for coverage under a subsequent employer’s medical plan), subject to his eligibility for, and timely election of, COBRA coverage.

If Dr. Vivaldi’s employment is terminated by us without cause or by him for good reason upon or within 12 months following a change in control, he will be entitled to receive (i) continued payment of his then-current base salary for a period of 18 months following termination, (ii) payment of COBRA premiums following his termination for up to 18 months, or, if earlier, until the date on which Dr. Vivaldi’s COBRA coverage terminates or he ceases to be eligible for such coverage for any reason (including upon becoming eligible for coverage under a subsequent employer’s medical plan), subject to his eligibility for, and timely election of, COBRA coverage, (iii) 150% of his target annual bonus for the year of termination and (iv) full acceleration of vesting and exercisability of any unvested equity awards, with outstanding stock options remaining outstanding and exercisable for the remainder of their full term.

Dr. Ashton-Rickardt. If Dr. Ashton-Rickardt’s employment is terminated by us without cause outside of a change in control, he will be entitled to receive (i) continued payment of his then-current base salary for a period of nine months following termination and (ii) payment of COBRA premiums following his termination for up to nine months, or, if earlier, until the date on which Dr. Ashton-Rickardt’s COBRA coverage terminates or he ceases to be eligible for such coverage for any reason (including upon becoming eligible for coverage under a subsequent employer’s medical plan), subject to his eligibility for, and timely election of, COBRA coverage.

If Dr. Ashton-Rickardt’s employment is terminated by us without cause or by him for good reason upon or within 12 months following a change in control, in addition to the severance benefits described above, Dr. Ashton-Rickardt will be entitled to receive (i) 75% of his target annual bonus for the year of termination and (ii) full acceleration of vesting and exercisability of any unvested equity awards, with outstanding stock options remaining outstanding and exercisable for the remainder of their full term.

Dr. Orfali. If Dr. Orfali’s employment is terminated by us without cause outside of a change in control, she will be entitled to receive (i) continued payment of her then-current base salary for a period of nine months following termination and (ii) payment of COBRA premiums following her termination for up to nine months, or, if earlier, until the date on which Dr. Orfali’s COBRA coverage terminates or she ceases to be eligible for such coverage for any reason (including upon becoming eligible for coverage under a subsequent employer’s medical plan), subject to her eligibility for, and timely election of, COBRA coverage.

If Dr. Orfali’s employment is terminated by us without cause or by her for good reason upon or within 12 months following a change in control, in addition to the severance benefits described above, Dr. Orfali will be entitled to receive (i) 75% of her target annual bonus for the year of termination and (ii) full acceleration of vesting and exercisability of any unvested equity awards, with outstanding stock options remaining outstanding and exercisable for the remainder of their full term.

Severance Subject to Compliance with Restrictive Covenant Obligations and Release of Claims. Our obligation to provide a named executive officer with severance payments and other benefits under our Severance and Change in Control Policy is conditioned on (i) the executive signing a release of claims in favor of us, and (ii) the executive’s continued compliance with any restrictive covenant obligations, including any non-competition, non-solicitation and confidentiality obligations.

Section 280G of the Code. Our Severance and Change in Control Policy provides for a Section 280G “better-of provision” such that payments or benefits that each or our named executive officers receives in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in greater after-tax payment amount for such named executive officer.

Employee and retirement benefits

We currently provide broad-based health and welfare benefits that are available to our full-time employees, including our named executive officers, including health, life, disability, vision, and dental insurance. In addition, we maintain a 401(k) retirement plan for our full-time employees. The Company makes matching contributions to our 401(k) plan at a rate of 100% of employee deferrals up to a maximum matching contribution of 3% of eligible compensation. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Equity compensation

Each of our named executive officers received incentive equity grants in fiscal year 2021 under our 2020 Equity Incentive Plan, or our 2020 Plan.

On February 11, 2021, Dr. Vivaldi was granted an option to purchase 200,000 shares of our common stock, which vested as to 25% of the underlying shares on February 11, 2022 and vests as to 6.25% of the underlying shares on the first day of each quarter following such date for the subsequent 12 calendar quarters, generally subject to Dr. Vivaldi’s continued employment with us through the applicable vesting date. On November 4, 2021, Dr. Vivaldi was granted 50,000 restricted stock units, which vest as to 20% of the restricted stock units on the first anniversary of the date of grant, 20% of the restricted stock units on the second anniversary of the date of grant, and 60% of the restricted stock units on the third anniversary of the date of grant, generally subject to Dr. Vivaldi’s continued employment with us through the applicable vesting date.

In connection with the commencement of his employment, on July 1, 2021, Dr. Ashton-Rickardt was granted an option to purchase 90,000 shares of our common stock, which vests as to 25% of the underlying shares on June 14, 2022 and vests as to 6.25% of the underlying shares on the first day of each quarter following such date for the subsequent 12 calendar quarters, generally subject to Dr. Ashton-Rickardt’s continued employment with us through the applicable vesting date.

In connection with the commencement of her employment, on December 1, 2021, Dr. Orfali was granted an option to purchase 80,000 shares of our common stock, which vests as to 25% of the underlying shares on November 29, 2022 and vests as to 6.25% of the underlying shares on the first day of each quarter following such date for the subsequent 12 calendar quarters, generally subject to Dr. Orfali’s continued employment with us through the applicable vesting date.

Outstanding awards at fiscal year-end table

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2021:

		Option awards					Stock Awards
		Number of	Number of				Number of		Market
		securities	securities				Shares or		Value of
		underlying	underlying				Units of		Shares or
		unexercised	unexercised	Option			Stock That		Units of Stock
		options	options	exercise	Option		Have Not		That Have
		exercisable	unexercisable	price	expiration		Vested		Not Vested
Name	Grant Date	(#)	(#)	($/share)	date		(#)		($) (1)
Rogerio Vivaldi Coelho, M.D.	8/9/2018	884,723	204,165	4.05	8/8/2028	(2)	—		—
	2/27/2020	1,111	—	9.39	2/26/2030	(3)	—		—
	2/11/2021	—	200,000	39.81	2/10/2031	(4)	—		—
	11/4/2021	—	—	—	N/A		50,000	(5)	138,000
Philip Ashton-Rickardt, Ph.D.	7/1/2021	—	90,000	10.61	6/30/2031	(6)	—		—
May Orfali, M.D.	12/1/2021	—	80,000	3.14	11/30/2031	(7)	—		—
Deya Corzo, M.D.(8)	—	—	—	—	—		—		—
Devyn Smith, Ph.D. (8)	—	—	—	—	—		—		—
(1)

These values are computed by multiplying the closing trading price of our common stock on NASDAQ on December 31, 2021, the last trading date in fiscal year 2021, of $2.76 by the number of restricted stock units set forth in this table.

(2)

Represents an option to purchase 1,088,888 shares of our common stock granted on August 9, 2018, which vested as to 25% of the underlying shares on August 1, 2019 and vests as to 6.25% of the underlying shares on the first day of each quarter following such date for the subsequent 12 calendar quarters, generally subject to Dr. Vivaldi’s continued employment with us through the applicable vesting date.

(3)

Represents an option to purchase 1,111 shares of our common stock granted on February 27, 2020, which vested as to 50% of the underlying shares on October 23, 2020, based on the Company’s satisfaction of a certain development milestone related to clinical trials. The option vested as to the remaining 50% of the underlying shares on October 23, 2021, the first anniversary of the vesting commencement date, generally subject to Dr. Vivaldi’s continued employment with us through the applicable vesting

(4)

Represents an option to purchase 200,000 shares of our common stock granted on February 11, 2021, which vest as to 25% of the underlying shares on February 11, 2022 and vests as to 6.25% of the underlying shares on the first day of each quarter following such date for the subsequent 12 calendar quarters, generally subject to Dr. Vivaldi’s continued employment with us through the applicable vesting date.

(5)

Represents 50,000 restricted stock units granted on November 4, 2021, which vest as to 20% of the restricted stock units on the first anniversary of the date of grant, 20% of the restricted stock units on the second anniversary of the date of grant, and 60% of the restricted stock units on the third anniversary of the date of grant, generally subject to Dr. Vivaldi’s continued employment with us through the applicable vesting date.

(6)

Represents an option to purchase 90,000 shares of our common stock granted on July 1, 2021, which vests as to 25% of the underlying shares on June 14, 2022 and vests as to 6.25% of the underlying shares on the first day of each quarter following such date for the subsequent 12 calendar quarters, generally subject to Dr. Ashton-Rickardt’s continued employment with us through the applicable vesting date.

(7)

Represents an option to purchase 80,000 shares of our common stock granted on December 1, 2021, which vests as to 25% of the underlying shares on November 29, 2022 and vests as to 6.25% of the underlying shares on the first day of each quarter following such date for the subsequent 12 calendar quarters, generally subject to Dr. Orfali’s continued employment with us through the applicable vesting date.

(8)	Drs. Corzo and Smith did not hold any outstanding equity awards as of December 31, 2021.

Director compensation

The following table sets forth information concerning the compensation awarded to, earned by or paid to our non-employee directors during the fiscal year ended December 31, 2021. Dr. Vivaldi’s compensation for 2021 is included with that of our other named executive officers above.

	Fees earned
	or paid	Option	All other
	in cash	awards	compensation	Total
Name	($)	($)(1)	($)(2)	($)
Daniel Anderson, Ph.D.	16,923	—	30,000	46,923
Doug Cole, M.D.	86,420	57,410	—	143,830
John Cox	40,000	57,410	—	97,410
Stephen Oesterle, M.D.	46,500	57,410	—	103,910
Kavita Patel, M.D.	39,000	57,410	—	96,410
Robert Ruffolo, Jr., Ph.D.	40,000	57,410	—	97,410
Eric Shaff	50,000	57,410	—	107,410
Brooke Story	23,118	133,382	—	156,500
(1)

Amounts represent the aggregate grant-date fair value of option awards granted to our directors in 2021 computed in accordance with FASB ASC 718. The assumptions used in the valuation of these awards are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. As of December 31, 2021, Dr. Cole held options to purchase an aggregate of 8,888 shares of our common stock, Mr. Cox held options to purchase an aggregate of 64,443 shares of our common stock, Dr. Oesterle held options to purchase an aggregate of 73,331 shares of our common stock, Dr. Patel held options to purchase an aggregate of 64,443 shares of our common stock, Dr. Ruffolo held options to purchase an aggregate of 73,331 shares of our common stock, Mr. Shaff held options to purchase an aggregate of 64,443 shares of our common stock and Ms. Story held options to purchase an aggregate of 17,777 shares of our common stock.

(2)	The amounts reported in this column represent consulting fees earned by Dr. Anderson in fiscal year 2021.

Director compensation

Upon her initial appointment to our board of directors, and prior to the effectiveness of our director compensation policy, described below, Ms. Story received an option to purchase 17,777 shares of our common stock, which vests as to 25% of the underlying shares on the first anniversary of the grant date, and as to 6.25% of the underlying shares on the first day of each quarter following such date for the subsequent 12 calendar quarters, generally subject to Ms. Story’s continued service on our board of directors through the applicable vesting date.

Prior to our initial public offering, Dr. Anderson was party to a consulting agreement with us that set forth the terms and conditions of his consulting services and service on our board of directors. Dr. Anderson’s consulting agreement was terminated in connection with our initial public offering. Following the initial public offering, Dr. Anderson receives compensation as a non-employee director pursuant to our non-employee director compensation policy, described below. We entered into an amended consulting agreement with Dr. Anderson’s wholly-owned corporation, effective June 25, 2021, which provides for fees of $15,000 per quarter in respect of his consulting services

Director compensation policy

Under our director compensation policy, each non-employee director is eligible to receive compensation for his or her service on our board of directors. Each non-employee director is eligible to receive an annual cash retainer, pro-rated to reflect any partial year of service, as set forth in the table below. In addition, each non-employee director who is first elected or appointed to our board of directors in a calendar year will be granted an option under our 2020 Plan to purchase 17,777 shares of our common stock (but in no event will a non-employee director’s initial grant have a grant date fair value, determined in accordance with FASB ASC 718, that exceeds $600,000) upon his or her initial election to our board of directors. Each non-employee director who has served as a member of our board of directors for at least a six-month period prior to the first meeting of our board of directors following the annual meeting of our stockholders will annually be granted an option under our 2020 Plan to purchase 8,888 shares of our common stock (but in no event will a non-employee director’s annual grant have a grant date fair value, determined in accordance with FASB ASC 718, that exceeds $300,000).

The stock option granted to a non-employee director upon his or her initial election to our board of directors will vest as to one-third of the underlying shares on each of the first three anniversaries of the date of grant, subject to such director’s continued service on our board of directors. The annual stock options granted to our non-employee directors will vest in full on the first anniversary of the date of grant, subject to the director’s continued service on our board of directors. Upon a change in control (as defined in our 2020 Plan (or as such term or similar term is defined in any successor plan)), each initial stock option and each annual stock option that is then outstanding will vest in full, subject to the director’s continued service on our board of directors through such change in control.

A schedule of board of directors and committee fees applicable in 2021, following our initial public offering, is below.

Board and Committee Fees	2021
Board Member	$35,000
Board Chair	$65,000
Audit Committee Member	$7,500
Audit Committee Chair	$15,000
Compensation Committee Member	$5,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Member	$4,000
Nominating and Corporate Governance Committee Chair	$8,000

All cash fees are paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. The amount of each payment will be prorated for any portion of a calendar quarter that a non-employee director is not serving on our board of directors, based on the number of calendar days served by such non-employee director.

Each non-employee director is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee on which he or she serves.

EQUITY COMPENSATION PLAN INFORMATION (AS OF DECEMBER 31, 2021)

Number of
securities
remaining
	Number of		available for
	securities to	Weighted-	future issuance
	be issued upon	average	under equity
	exercuse of	exercise price of	compensation
	outstanding	outstanding	plans (excluding
	options	options	securities
	warrants and	warrants and	reflected in
Plan category	rights(1)	rights(2)	collumn(a)(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,414,046	$10.74	2,841,274
Equity compensation plans not approved by security holders	—	—	—
Total	3,414,046	$10.74	2,841,274

(1)

Consists of 2,103,404 shares of our common stock issuable upon exercise of outstanding options under the Sigilon Therapeutics, Inc. 2016 Equity Incentive Plan and 1,035,242 shares of our common stock issuable upon exercise of outstanding options and 275,400 shares of our common stock issuable upon vesting of outstanding restricted stock units under the Sigilon Therapeutics, Inc. 2020 Equity Incentive Plan.

(2)

The weighted-average exercise price does not take into account 275,400 shares of our common stock under the Sigilon Therapeutics, Inc. 2020 Equity Incentive Plan issuable upon vesting of outstanding restricted stock units, which have no exercise price.

(3)

Consists of 2,243,516 shares of our common stock remaining available for issuance under the Sigilon Therapeutics, Inc. 2020 Equity Incentive Plan and 597,758 shares of our common stock remaining available for issuance under the Sigilon Therapeutics, Inc. 2020 Employee Stock Purchase Plan. No further awards will be granted under the Sigilon Therapeutics, Inc. 2016 Equity Incentive Plan.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We operate in accordance with a written charter adopted by our Board of Directors and reviewed annually by the Audit Committee. We are responsible for overseeing the quality and integrity of Sigilon’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and Nasdaq, the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of Nasdaq and Sigilon’s Corporate Governance Guidelines. Further, our Board of Directors has determined that one of our members (Mr. Shaff) is an Audit Committee financial expert as defined by the rules of the SEC.

The Audit Committee met five times during fiscal 2021 with Sigilon Therapeutics, Inc.’s management and four times during fiscal 2021 with PricewaterhouseCoopers LLP (“PwC”), Sigilon’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2021, with management and PwC. Management has the responsibility for the preparation of Sigilon’s financial statements, and PwC has the responsibility for the audit of those statements. The Audit Committee discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301 and the SEC. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB, concerning any relationships between PwC and Sigilon and the potential effects of any disclosed relationships on PwC’s independence, and discussed with PwC its independence. We reviewed with PwC their audit plans, audit scope, identification of audit risks and their audit efforts, and discussed and reviewed the results of PwC’s examination of Sigilon’s financial statements both with and without management.

The Audit Committee considered any fees paid to PwC for the provision of non-audit related services and does not believe that these fees compromise PwC’s independence in performing the audit.

Based on these reviews and discussions with management and PwC, we approved the inclusion of Sigilon Therapeutics, Inc.’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for the fiscal year ended December 31, 2022, subject to ratification by Sigilon Therapeutics, Inc.’s stockholders.

Members of the Sigilon Audit Committee

Eric Shaff, Chair

Stephen Oesterle, M.D.

Brooke Story

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2021 in which we were a party, the amount involved exceeded or will exceed $120,000, and in which any related person had a direct or indirect material interest.

Shared Space Agreements

In January 2021, the Company entered into a shared space arrangement with a portfolio company of Flagship Pioneering, to sublease a portion of its office and laboratory space in Cambridge, Massachusetts. The term of the shared space arrangement commenced in January 2021 and the initial term ended on December 31, 2021. The Company received cash payments of $0.4 million during the year ended December 31, 2021.

In February 2022, the Company entered into a shared space arrangement with another portfolio company of Flagship Pioneering, to sublease a portion of its office and laboratory space in Cambridge, Massachusetts. The term of the shared space arrangement commenced in February 2022 with an initial term ending on July 31, 2023. The Company has received cash payments of $547,147 for the quarter ended March 31, 2022, which includes payments for equipment and the portfolio company’s proportionate share of rent and other costs related to its use and occupancy of the space.

Director Affiliations

Dr. Cole is affiliated with and serve on our Board of Directors as representatives of the Flagship Pioneering, which, in the aggregate, own more than 5% of our common stock.

Investor Rights Agreement

We are party to a Third Amended and Restated Investor Rights agreement, or the Investor Rights Agreement, with the Flagship Funds, Eli Lilly and Company, entities affiliated with Mr. Cox, Dr. Vivaldi, and certain of our other stockholders. Pursuant to the terms of this agreement, we granted these stockholders certain registration rights.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements will require us to each of our directors and executive officers against certain liabilities, costs and expenses, and have purchased directors’ and officers’ liability insurance. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Party Transactions Policy

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked with considering all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. With the exception of the share space arrangements described above, which were approved in accordance with this policy, all of the transactions described in this section occurred prior to the adoption of this policy.

PROPOSAL NO. 1-ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation and bylaws, the Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Rogerio Vivaldi Coelho, M.D., John Cox and Kavita Patel, M.D. are the Class II directors whose terms expire at the Company’s 2022 Annual Meeting of stockholders. Each of Dr. Coelho, Mr. Cox and Dr. Patel has been nominated for and has agreed to stand for re-election to the Board of Directors to serve as a Class II director of the Company for three years and until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Our certificate of incorporation provides for a majority voting standard for the election of directors in uncontested elections, which provides that to be elected, a director nominee must receive a greater number of votes FOR his or her election than votes AGAINST his or her election. The number of votes cast with respect to that director’s election excludes abstentions and broker non-votes with respect to that director’s election. In contested elections where the number of director nominees exceeds the number of directors to be elected, the voting standard will be a plurality of the shares present in person or by proxy and entitled to vote.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of each of the nominees listed above. Sigilon has no reason to believe that any nominee will be unable to serve. In the event that either or both nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of Sigilon, principal occupation and other biographical material is shown earlier in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE NOMINEES FOR CLASS II DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL NO. 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of PwC, and PwC has served as our independent registered public accounting firm since 2017.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that a representative of PwC will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by PwC, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee is responsible for the audit fee negotiations associated with our retention of PwC.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2021 and 2020 for each of the following categories of services are as follows (in thousands):

	Fiscal Year Ended
Fee Category	2021	2020
Audit Fees	$570	$1,720
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	1	1
Total Fees	$571	$1,721

Audit Fees. Audit fees consist of fees billed for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services provided in connection with our initial public offering, incurred during the fiscal year ended December 31, 2020, including comfort letters, consents and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. All other fees represent payment for access to PricewaterhouseCoopers LLP online software tools. These fees were approved by the Audit Committee.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2021 Annual Report on Form 10-K has been posted on the Internet along with this proxy statement. Upon written request, we will mail, without charge, a copy of our 2021 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:

Sigilon Therapeutics, Inc.

100 Binney Street, Suite 600

Cambridge, MA 02142

Attention: Secretary

Phone: (617) 336-7540

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice of Proxy Materials or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices of Proxy Materials, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the Notice of Proxy Materials or proxy materials was delivered. You may make a written or oral request by sending a notification to our Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the Notice of Proxy Materials or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Stockholder Proposals and Nominations for the 2023 Annual Meeting

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 15, 2022, which is 120 days prior to the date that is one year from this year’s mailing date of April 14, 2022.

Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Sigilon Therapeutics, Inc., 100 Binney Street, Suite 600, Cambridge, MA 02142. To be timely for the 2023 annual meeting, although not included in the proxy statement, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2023 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2023 annual meeting must notify us no earlier than January 26, 2023 and no later than February 25, 2023. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2023 annual meeting.

Contacting the Board of Directors

Stockholders wishing to communicate with the Board of Directors may do so by writing to the Board or to the non-employee members of the Board as a group, at:

Sigilon Therapeutics, Inc.

100 Binney Street, Suite 600

Cambridge, MA 02142

Attention: Secretary

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

Rogerio Vivaldi Coelho, M.D. President and Chief Executive Officer, Director April 14, 2022

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 26, 2022, at 1:00 A.M. EDT. Online Go to www.envisionreports.com/SGTX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SGTX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Class II Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Rogerio Vivaldi Coelho, M.D. 02 - John Cox 03 - Kavita Patel, M.D. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as Sigilon Therapeutic, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 3 1 B M 03M2LD B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. 2022 Annual Meeting Proxy Card

SIGILON THERAPEUTICS, INC. Annual Meeting of Stockholders May 26, 2022, 8:00 am EDT The 2022 Annual Meeting of Stockholders of Sigilon Therapeutics, Inc. will be held on May 26, 2022 at 8:00 am EDT, at Sigilon Therapeutics, Inc., 100 Binney Street, Suite 600, Cambridge, Massachusetts. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/SGTX q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2022 Annual Meeting of Stockholders on May 26, 2022 This proxy is solicited by the Board of Directors of the Company The undersigned hereby appoints Matthew P. Kowalsky and Josias Pontes, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sigilon Therapeutics, Inc. to be held on May 26, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each nominee to the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Sigilon Therapeutics, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SGTX